FOR IMMEDIATE RELASE -- July 26, 2005

Corporate Communication Contact: Heather Miller, 303-839-2255

Investor Relations Contact: Begonya Klumb, 816-860-7906

UMB Financial Corporation Announces Second Quarter 2005 Earnings

Kansas City, Mo. -- UMB Financial Corporation (NASDAQ: UMBF), a Kansas City-based multi-bank holding company, announced second quarter earnings of $13.6 million or $0.63 per share ($0.63 diluted) compared to $8.4 million or $.39 per share ($.39 diluted) for the same period in 2004. This is an increase of $5.2 million or 61.8 percent compared to the prior year second quarter.

"2005 continues to be a year of growth for UMB," said Mariner Kemper, chairman and CEO of UMB Financial Corporation. "Our total loans are up 12.2 percent year over year, led by our commercial loan portfolio which is up 15.5 percent year over year and 11.6 percent quarter over quarter due to a renewed focus on sales efforts, increased lending authorities and new incentive plans for business development officers. Our home equity loans are up $42.4 million or 81 percent year over year due to a successful marketing campaign. Additionally, we continue to see an increase in net new consumer customers."

"During the first half of the year, our emphasis has been on becoming more efficient. We finalized agreements to sell 10 of our branches and continued to combine common operations across the company," said Peter deSilva, president and COO of UMB Financial Corporation. "Our Asset Management business continued to show solid growth primarily driven by strong net flows into the UMB Scout Funds. Also, trust income from our Investment Services Group has shown a 16.2 percent increase year over year reflecting growth in both the mutual fund and alternative services client base. In order to support the growth of our retail banking business, we are adding four new banking centers the second half of this year."

Net interest income for the second quarter of 2005 increased $3.1 million or 6.9 percent compared to the same period in 2004 due primarily to higher loan balances and improved yields. Total loans increased $347 million or 12.2 percent from 2004. The net interest margin was 3.29 percent for the second quarter of 2005 compared to 3.16 percent for the same period in 2004.

Noninterest income increased $6.7 million or 12 percent for the three months ended June 30, 2005 compared to the same period in 2004. The increase was primarily due to higher trust and securities processing fees, higher service charges on deposits and a one-time gain of $1.2 million on the sale of bank property.

Noninterest expense increased $2.4 million or 2.7 percent for the three months ended June 30, 2005 compared to the same period in 2004. This increase is due in part to higher bankcard expenses and contributions.

The effective tax rate was 28.4 percent for the second quarter of 2005 as compared to 20.9 percent for the second quarter of 2004. The increase in effective tax rate is a result of net tax-exempt income representing a smaller percentage of total income.

-more-

UMB Financial Corporation Earnings

For the three months ended June 30, 2005, average loans were $3.06 billion compared to $2.76 billion for the same period in 2004. Average deposits remained steady at $5.0 billion for the three months ended June 30, 2005, compared to the same period in 2004. As of June 30, 2005, UMB had total shareholders' equity of $827 million.

The quality of the company's loan portfolio remains high as nonperforming loans at June 30, 2005 totaled $13.1 million compared to $18.6 million a year earlier. As a percentage of total loans, nonperforming loans decreased to 0.41 percent of loans as of June 30, 2005 compared to 0.65 percent of loans as of June 30, 2004. Nonperforming loans are defined as nonaccrual loans and loans more than 90 days past due. The company's allowance for loan losses totaled $39.8 million or 1.24 percent of total loans as of June 30, 2005, compared to $44.7 million, or 1.57 percent of total loans as of June 30, 2004.

Year-to-Date

Earnings for the six months ended June 30, 2005 were $25.2 million or $1.17 per share ($1.16 diluted). This is an increase of $6.0 million or 31.4 percent compared to the prior year earnings of $19.2 million or $0.88 per share ($0.88 diluted).

Net interest income for the year to date June 30, 2005 increased $2.4 million or 2.7% compared to the same period in 2004 due primarily to higher loan balances and yields. Net interest margin was 3.13 percent for the year to date June 30, 2005 compared to 3.10 percent for the same period in 2004.

Noninterest income increased $11.7 million or 10.2 percent for the six months ended June 30, 2005 compared to the same period in 2004.  The increase was driven primary by one-time gains, as well as an increase in trust income and service charge income.  Trust income increased by $3.4 million due to increases in assets under management.  Service charge income increased by $2.3 million primarily because of a $3.9 million increase in overdraft and non-sufficient fund fees, partially offset by a decrease in corporate service charge income.  Gains of $3.8 million were recognized in 2005 primarily from a $2.4 million gain on the condemnation sale of one of the bank's downtown Kansas City branches and a $1.2 million gain on the sale of land next to another Kansas City branch.  Finally, there was an increase in income of $2.8 million related to the sale of the employee benefit accounts in 2004 as the final earnout payment was received in 2005.

Noninterest expense increased $5.8 million or 3.3 percent for the year to date June 30, 2005 compared to the same period in 2004 primarily due to the implementation of a voluntary separation (early retirement) plan. This plan resulted in a one-time charge of approximately $4.4 million related to 102 employees who accepted the offer. Other increases are attributable in part to higher bankcard expenses and contributions.

The company declared its regular quarterly dividend of $0.22 per share to be paid on October 1, 2005, to shareholders of record at the close of business on September 12, 2005.

-more-

UMB Financial Corporation Earnings

About UMB:

UMB Financial Corporation is a multi-bank holding company headquartered in Kansas City, Mo., offering complete banking and related financial services to both individual and business customers. Its banking subsidiaries own and operate 138 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma and Nebraska in addition to a loan production office in Arizona. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include an investment services group based in Milwaukee, Wisconsin, a trust management company in South Dakota, and single-purpose companies that deal with brokerage services, consulting services and insurance.

Forward-Looking Statements:

This release contains forward-looking statements of expected future developments. We wish to ensure such statements are accompanied by meaningful cautionary statements pursuant to safe harbor established by the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the release refer to the expectations regarding continuing operating improvement and other matters. These forward-looking statements reflect management's expectations and are based on currently available data; however, actual results are subject to future events and uncertainties, which could materially affect actual performance. Our future performance involves a number of risks and uncertainties. Risks and uncertainties that could affect such performance include, but are not limited to: changing loan demand, the ability of customers to repay loans, changes in consumer saving habits, increases in employee costs, changes in interest rates, competition, and changes in economic conditions or regulatory requirements. Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in the company's Securities and Exchange Commission reports, including its annual report and Form 10-K for the year ended December 31, 2004.